EXHIBIT 4.106

Second Amendment to Loan and Security Agreement

This Second Amendment to Loan and Security Agreement, dated as of December 4, 2013 (the “Amendment”), is made pursuant to that certain Loan and Security Agreement dated as of August 19, 2011 (as amended by the First Amendment thereto, dated as of April 5, 2013, the “Agreement”), among CAC Warehouse Funding LLC IV, a Delaware limited liability company, (the “Borrower”), Credit Acceptance Corporation, a Michigan corporation, (“Credit Acceptance”, the “Originator”, the “Servicer” or the “Custodian”), Bank of Montreal, acting through its Chicago Branch (the “Lender”), BMO Capital Markets Corp., a Delaware corporation, as deal agent (the “Deal Agent”), Bank of Montreal, acting through its Chicago Branch (the “Collateral Agent”), and Wells Fargo Bank, National Association, a national banking association, as backup servicer (the “Backup Servicer”).

W i t n e s s e t h :

Whereas, the Borrower, Credit Acceptance, the Lender, the Deal Agent, the Collateral Agent and the Backup Servicer have previously entered into and are currently party to the Agreement;

Whereas, the Borrower has requested that certain amendments be made to the Agreement, and the Borrower, Credit Acceptance, the Lender, the Deal Agent, the Collateral Agent and the Backup Servicer are willing to amend the Agreement under the terms and conditions set forth in this Amendment;

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Defined Terms.  Unless otherwise amended by the terms of this Amendment, capitalized terms used in this Amendment shall have the meanings assigned to such terms in the Agreement.

Section 2.Amendments.

2.1.Each of the following defined terms appearing in Section 1.1 of the Agreement is  hereby amended in its entirety and as so amended shall read as follows:

“Contract Files”:  With respect to each Contract, the fully executed original counterpart of such Contract or, in the case of any Contract constituting electronic chattel paper, the Authoritative Electronic Copy of the Contract (in each case, for UCC purposes), either a copy of the application to the appropriate state authorities for a Certificate of Title with respect to the related financed vehicle or a standard assurance in the form commonly used in the industry relating to the provision of a Certificate of Title or other evidence of lien, all original or electronic instruments modifying the terms and conditions of such Contract and the original or electronic endorsements or assignments of such Contract.

“Records”: The Dealer Agreements, Contracts, Contract Files and all other documents, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related contracts, records and other media for storage of information) in each case whether tangible or electronic that are maintained with respect to the Loans and the Contracts and the related Obligors.

2.2.The following new defined term is hereby added to Section 1.1 of the Agreement in the appropriate alphabetical sequence:

“Authoritative Electronic Copy”:  With respect to any Contract stored in an electronic medium, the single electronic “authoritative copy” (within the meaning of Section 9-105 of the UCC) of such Contract (i) that constitutes the single authoritative copy of the record or records comprising the related chattel paper which is unique, identifiable and, except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) that identifies Credit Acceptance as the sole assignee thereof, (iii) is communicated to and maintained by Credit Acceptance, (iv) copies or revisions to which that add or change an identified assignee thereof can only be made with the participation of Credit Acceptance, (v) for which any copy thereof is readily identifiable as a copy that is not the authoritative copy and (vi) for which any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

2.3.The defined term “Eligible Dealer Loan” appearing in Section 1.1 of the Agreement is amended by (i) deleting the word “and” from the end of clause (n) thereof, (ii) replacing the period (“.”) at the end of clause (o) thereof with “; and” and (iii) adding the following clause (p) therein:

(p) if any Dealer Loan Contract securing such Dealer Loan is an electronic contract, such electronic contract constitutes “electronic chattel paper” and there is only a single “authoritative copy” (as such terms are used in Section 9-105 of the UCC) of such electronic contract and such “authoritative copy” constitutes an Authoritative Electronic Copy.

2.4.Clauses (a) and (m) of the defined term “Eligible Purchased Loan” appearing in Section 1.1 of the Agreement are hereby amended in their respective entirety and as so amended shall read as follows:

(a)which has been originated in the United States by a Dealer for the retail sale of a Financed Vehicle in the ordinary course of such Dealer’s business and is evidenced by a fully and properly executed Purchased Loan Contract of which there is only one original executed copy (or, if such Purchased Loan Contract is an electronic contract, there is only a single “authoritative copy” (as such term is used in Section 9-105 of the UCC) of such electronic contract and such “authoritative copy” constitutes an Authoritative Electronic Copy);

(m)which (i) constitutes either “tangible chattel paper,” "electronic chattel paper" or a “payment intangible,” as such terms are defined in the UCC in the relevant State, (ii) if “tangible chattel paper,” shall be maintained in its original “tangible” form, unless the Collateral Agent has consented in writing to such chattel paper being maintained in another form or medium, and (iii) if “electronic chattel paper,” there is only a single “authoritative copy” (as such term is used in Section 9-105 of the UCC) and such “authoritative copy” constitutes an Authoritative Electronic Copy;

2.5.Clause (a)(vi) appearing in Section 4.2 of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(vi)each Contract and Purchased Loan constitutes tangible or electronic chattel paper; and

2.6.Section 5.4(e) of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(e)Preservation of Security Interest.  The Servicer will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the security interest of the Collateral Agent as agent for the Secured Parties in, to and under the Collateral.  In its capacity as Custodian, it will maintain possession of, or control over, the Contract Files and Records, as Custodian for the Secured Parties, as set forth in Section 6.2(c).

2.7.The following new clause (i) is hereby inserted at the end of Section 5.5 of the Agreement:

(i)Electronic Contracts.  Credit Acceptance will not transfer to the Borrower any Purchased Loan Contract constituting electronic chattel paper or any Dealer Loan secured by a Dealer Loan Contract constituting electronic chattel paper, in either case, unless and until all of the following conditions precedent have been satisfied:  (i) Credit Acceptance shall have delivered to the Deal Agent at least 10 days prior written notice of the first such transfer, (ii) prior to the first such transfer, Credit Acceptance shall have delivered or caused to be delivered to the Collateral Agent, the Deal Agent and the Lender an Opinion of Counsel in form and substance acceptable to the Deal Agent in its sole discretion (which may be a reasoned opinion as to what a court would hold) substantially to the effect that, assuming specific procedures are followed by Credit Acceptance, Credit Acceptance’s security interest (as defined in the UCC) in the Contracts constituting electronic chattel paper will be perfected by “control” and (iii) Credit Acceptance shall have "control" of such electronic chattel paper within the meaning of Section 9-105 of the UCC.

2.8.Clauses (i), (iv)(B) and (v) appearing in Section 6.2(c) of the Agreement are hereby amended in their respective entirety and as so amended shall read as follows:

(c)(i)The Borrower, Deal Agent and Collateral Agent hereby revocably appoint Credit Acceptance as custodian, and Credit Acceptance hereby accepts such appointment, to hold and maintain physical possession of the Contract Files and all Records (or with respect to any Contract constituting electronic chattel paper, to maintain "control" (within the meaning of Section 9-105 of the UCC) of the Authoritative Electronic Copy thereof) (in such capacity together with its successors in such capacity, the “Custodian”).  The Contract Files and Records are to be delivered to the Custodian or its designated bailee by or on behalf of the Borrower, the Deal Agent and Collateral Agent within two (2) Business Days preceding the Funding Date or within 2 Business Days after each Addition Date, as the case may be, with respect to each Loan acquired on the Funding Date or Addition Date.

(iv)(B)carry out such policies and procedures in accordance with its customary actions with respect to the handling and custody of the Contract Files and Records so that the integrity and physical possession of the Contract Files and Records (or with respect to any Contract constituting electronic chattel paper, the integrity and "control" (for UCC purposes) of the Authoritative Electronic Copy thereof) will be maintained.

(v)Credit Acceptance shall have the obligation (i) to physically segregate the Contract Files (to the extent held in physical form) from the other custodial files it is holding for its own account or on behalf of any other Person, (ii) to physically mark the Contract folders (to the extent held in physical form) to demonstrate the transfer of Contract Files and the Collateral Agent’s security interest hereunder, (iii) mark its computer records indicating the transfer of any Contract Files relating to Contracts constituting electronic chattel paper and the Collateral Agent’s security interest hereunder, and (iv) with respect to each Contract constituting electronic chattel paper, cause the single “authoritative copy” (within the meaning of Section 9-105 of the UCC) to be communicated to and maintained at all times by Credit Acceptance such that the “authoritative copy” constitutes an Authoritative Electronic Copy at all times.

Section 3. Conditions Precedent; Effectiveness of Amendment.  This Amendment shall not become effective until each document specified in Schedule A attached hereto has been duly executed by, and delivered to, the parties hereto and thereto and the Deal Agent has received all such executed documents.

Section 4. Representations of the Borrower and Servicer.  Each of Borrower and Servicer hereby represent and warrant to the parties hereto that as of the date hereof each of the representations and warranties contained in Article IV of the Agreement and any other Transaction Document to which it is a party are true and correct as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties relate solely to an earlier date, and then are true and correct as of such earlier date) and that no Termination Event has occurred and is continuing as of the date hereof and after giving effect to this Amendment.

Section 5. Agreement in Full Force and Effect.  Except as expressly set forth herein, all terms and conditions of the Agreement, as amended, shall remain in full force and effect.

Section 6. Execution in Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which so executed shall be deemed an original and all of which shall constitute together but one and the same agreement.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 7. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 8. Fees and Expenses.  The Borrower agrees to pay on demand all reasonable costs and expenses of or incurred by the Deal Agent and the Lender in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of external counsel for the Deal Agent and the Lender.

[Signature Pages To Follow]

In Witness Whereof, the parties hereto have caused this Second Amendment to Loan and Security Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

CAC Warehouse Funding LLC IV

By: /s/ Douglas W. Busk
Name: Douglas W. Busk
Title: Senior Vice President & Treasurer

Credit Acceptance Corporation

By:/s/ Douglas W. Busk
Name: Douglas W. Busk
Title: Senior Vice President & Treasurer

Bank of Montreal, Chicago Branch

By: /s/ Karen Louie
Name: Karen Louie
Title: Director

Wells Fargo Bank, National Association

By: /s/ Julie Tanner Fischer
Name: Julie Tanner Fischer
Title: Vice President

BMO Capital Markets Corp.

By: /s/ Matthew Peters
Name: Matthew Peters
Title: Managing Director

[Signature Page to First Amendment to Loan and Security Agreement]

Schedule A

Condition Precedent Documents Relating to Second Amendment

I.Transaction Documents
A.Second Amendment to Loan and Security Agreement	Skadden
B.First Amendment to Amended and Restated Sale and Contribution Agreement	Skadden

II.Additional Documents
A.Good Standing Certificates	Skadden

Key:

Skadden	Skadden, Arps, Slate, Meagher & Flom LLP